                                                                    Exhibit 99.1


                                                        FOR INFORMATION CONTACT:
                                                    Elisha Finney (650) 424-6803
                                                        elisha.finney@varian.com

                                                     Spencer Sias (650) 424-5782
                                                         spencer.sias@varian.com


VARIAN MEDICAL SYSTEMS REPORTS GROWTH IN NET ORDERS, SALES, AND PROFITS FOR SECOND QUARTER OF FISCAL 2003

Net earnings climb 44 percent to $34 million; sales grow 21 percent to $266 million; net orders rise 27 percent to $294 million; backlog climbs 22 percent to $770 million

PALO ALTO, CALIF., APRIL 23, 2003 - Varian Medical Systems (NYSE:VAR) today is reporting results for the second quarter of fiscal 2003 with net earnings of $0.48 per diluted share, up 41 percent from $0.34 per diluted share in the year-ago period. The company achieved second quarter sales of $266 million, up 21 percent versus the year-ago quarter. Net orders for the second quarter were $294 million, up 27 percent from the year-ago period. Backlog at the end of the second quarter stood at $770 million, up 22 percent from the same time last fiscal year.

      "Our second quarter results exceeded expectations with strong revenue growth in both our X-Ray Products business and our Oncology Systems business," said Richard M. Levy, chairman, president, and chief executive officer of Varian Medical Systems. "Net earnings grew 44 percent over last year's quarter due to increased sales, higher gross margins, and comparatively slower growth in selling, general, and administrative expenses.

      "We continued strengthening the balance sheet by increasing cash and marketable securities from $321 million to $355 million even after using $23 million in the quarter to buy back shares of our common stock," Levy said. The average number of days to collect accounts receivable was shortened by eight days from the second quarter of last year.

ONCOLOGY SYSTEMS

      Oncology Systems sales of Clinac(R) accelerators as well as accessories, software, and services for radiation therapy totaled $215 million for the second quarter, up 16 percent from the year-ago period. Second-quarter net orders in the Oncology Systems business totaled $239 million, up 20 percent from the year-ago period.

                                    - MORE -

VARIAN MEDICAL SYSTEMS REPORTS GROWTH IN NET ORDERS, SALES,               Page 2
AND PROFITS FOR SECOND QUARTER OF FISCAL 2003


      "Overall net orders remained strong for Oncology Systems during the quarter, particularly in Europe and the Far East," said Levy. North America constituted 66 percent of Oncology Systems net orders for the second quarter.

      The Oncology Systems business experienced rapid growth in orders for upgrades, accessories, and software needed for implementing advanced treatments, including intensity modulated radiation therapy (IMRT). During the second quarter, the number of clinics offering SmartBeam IMRT with Varian systems rose by 60 to 292. About 12 percent of all Varian-equipped clinics are now treating patients with IMRT.

      "The fundamental growth drivers for Oncology Systems remain in place," said Levy. "The number of cancer cases is increasing, international markets are under-equipped, a large percentage of our installed base can be replaced or upgraded to accommodate newer treatment capabilities, and we have a pipeline of new products that we believe will continue to enhance the effectiveness of radiation therapy in the fight against cancer."

X-RAY PRODUCTS

      Second-quarter sales in the X-Ray Products business, including X-ray tubes and amorphous silicon flat-panel digital imagers, were $44 million, up 59 percent from the year-ago quarter when sales were unusually weak. Sales were up across most product lines, including significant increases in shipments of the high-power, anode-grounded tube for CT scanners. Sales also grew as a result of several new products introduced last year. Higher sales volumes contributed to substantial improvements in gross and operating margins for the quarter compared to the year-ago period. Process improvements, implemented through several successful six-sigma projects, also added to margin improvements.

      "This business had the best sales quarter in its history," said Levy. "For the year, we expect X-Ray Products sales to grow by about 20 percent with virtually all of that growth in the first half."

OTHER

      The company's Ginzton Technology Center for internal and contract research and the company's BrachyTherapy unit recorded combined second quarter sales of $7.5 million, up 6 percent from the year-ago quarter. Combined second-quarter net orders for these operations were $9 million, up 37 percent from the year-ago quarter.

                                    - MORE -

VARIAN MEDICAL SYSTEMS REPORTS GROWTH IN NET ORDERS, SALES,               Page 3
AND PROFITS FOR SECOND QUARTER OF FISCAL 2003


OUTLOOK

      "With excellent earnings growth for the first half, we expect to increase earnings per diluted share for fiscal 2003 by about 31 percent above reported earnings of $1.33 per diluted share in fiscal 2002," said Levy. "With the high first half sales volumes, particularly in X-Ray Products, we now believe that sales for fiscal year 2003 will increase in the range of 16 to 17 percent over fiscal 2002 totals. For the third quarter, we expect earnings per diluted share to grow by about 22 percent and sales to grow by 15 to 16 percent over their respective totals in the year-ago quarter."

INVESTOR CONFERENCE CALL

      Varian Medical Systems will conduct its fiscal 2003 second quarter conference call at 5 p.m. ET today. To hear a live web cast or replay of the call, visit http://investor.varian.com. A telephone replay also will be available until midnight, this Friday, April 25, 2003, by dialing 1-888-286-8010 for domestic calls with confirmation code 3286066 or 1-617-801-6888 for international calls with confirmation code 3286066.

                                      # # #

VARIAN MEDICAL SYSTEMS, INC., (NYSE:VAR) OF PALO ALTO, CALIFORNIA IS THE WORLD'S LEADING MANUFACTURER OF INTEGRATED CANCER THERAPY SYSTEMS, WHICH ARE TREATING THOUSANDS OF PATIENTS PER DAY. THE COMPANY IS ALSO A PREMIER SUPPLIER OF X-RAY TUBES AND FLAT-PANEL DIGITAL SUBSYSTEMS FOR IMAGING IN MEDICAL, SCIENTIFIC, AND INDUSTRIAL APPLICATIONS. VARIAN MEDICAL SYSTEMS EMPLOYS APPROXIMATELY 2,850 PEOPLE WHO ARE LOCATED AT MANUFACTURING SITES IN NORTH AMERICA AND EUROPE AND IN ITS 50 SALES AND SUPPORT OFFICES AROUND THE WORLD. IN ITS MOST RECENT FISCAL YEAR ENDED SEPTEMBER 27, 2002, VARIAN MEDICAL SYSTEMS REPORTED SALES OF $873 MILLION.

FORWARD LOOKING STATEMENTS

Except for historical information, this news release contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry outlook, including market acceptance of or transition to new products or technology such as IMRT; growth drivers; our orders, sales, backlog, or earnings growth; future financial results and any statements using the terms "expect," "will," "believe," "should," "can be," "remain," or similar statements are forward-looking statements that involve risks and uncertainties that could cause our actual results to differ materially from those anticipated. Such risks and uncertainties include demand for our products; our ability to develop and commercialize new products; the impact of competitive products and pricing; the effect of economic conditions and currency exchange rates; our ability to maintain or increase operating margins; our ability to meet demand for manufacturing capacity; the effect of environmental claims and expenses; our ability to protect our intellectual property; our reliance on sole or limited-source suppliers; the effect of Severe Acute Respiratory Syndrome (SARS) on travel; the impact of changing levels of sales to sole purchasers of certain X-ray tube products; the impact of managed care initiatives or other health care reforms on capital expenditures and/or third-party reimbursement levels; our ability to meet FDA and other regulatory requirements or product clearances; the potential loss of key distributors; consolidation in the X-ray tubes market; the possibility that material product liability claims could harm future sales or require us to pay uninsured claims; the effect of changes in accounting principles; the risk of operations interruptions due to events beyond our control; and the other risks listed from time to time in our filings with the Securities and Exchange Commission. We assume no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

A summary of income and other financial information follows:

VARIAN MEDICAL SYSTEMS REPORTS GROWTH IN NET ORDERS, SALES,               Page 4
AND PROFITS FOR SECOND QUARTER OF FISCAL 2003


             VARIAN MEDICAL SYSTEMS, INC. AND SUBSIDIARY COMPANIES
                      CONSOLIDATED STATEMENTS OF EARNINGS
           (DOLLARS AND SHARES IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                Q2 QTR         Q2 QTR        Q2 YTD        Q2 YTD
                                                                  2003           2002          2003          2002
                                                            ----------     ----------    ----------    ----------
Net orders                                                  $    293.6          231.0         544.7         430.2
  Oncology Systems                                               238.6          198.0         452.5         370.1
  X-Ray Products                                                  45.9           26.3          77.6          49.9
  Ginzton Technology Center                                        9.1            6.7          14.6          10.2

Order backlog                                               $    770.1          632.3         770.1         632.3

Sales                                                       $    266.2          220.6         472.9         395.7
  Oncology Systems                                               214.5          185.7         380.4         331.6
  X-Ray Products                                                  44.2           27.8          78.2          52.5
  Ginzton Technology Center                                        7.5            7.1          14.3          11.6

Gross margin                                                     106.0           84.0         186.1         147.6
  As a percent of sales                                           39.8%          38.1%         39.4%         37.3%

Operating expenses

  Research and development                                        14.2           12.0          26.6          23.1
  Selling, general and administrative                             39.6           34.7          75.3          66.6

Operating earnings                                                52.2           37.3          84.2          57.9
  As a percent of sales                                           19.6%          16.9%         17.8%         14.6%

Interest income, net                                              (0.7)          (0.1)         (1.3)         (0.3)

Earnings before taxes                                             52.9           37.4          85.5          58.2

Taxes on earnings                                                 18.7           13.6          30.3          21.2

Net earnings (1)                                            $     34.2           23.8          55.2          37.0
-----------------------------------------------------------------------------------------------------------------

    Net earnings per share - basic: (1)                     $     0.50           0.35          0.81          0.55

    Net earnings per share - diluted: (1)                   $     0.48           0.34          0.78          0.53

Shares used in the calculation of net earnings per share:
  Average shares outstanding - basic                              68.1           67.4          68.0          67.4
  Average shares outstanding - diluted                            71.1           70.4          71.0          70.1

      (1) Note: If the Company had elected to recognize stock compensation costs based on the fair value of options granted on their grant dates as prescribed by SFAS No. 123, net earnings for the second quarter of fiscal years 2003 and 2002 would have been reduced by $6.5M and $5.3M, respectively, and net earnings for the first six months of fiscal years 2003 and 2002 would have been reduced by $10.5M and $8.9M, respectively. Net earnings per basic share for the second quarter of fiscal years 2003 and 2002 would have been $0.41 and $0.27, respectively, and net earnings per diluted share would have been $0.39 and $0.26, respectively. Net earnings per basic share for the first six months of fiscal years 2003 and 2002 would have been $0.66 and $0.42, respectively, and net earnings per diluted share would have been $0.63 and $0.40, respectively.

VARIAN MEDICAL SYSTEMS REPORTS GROWTH IN NET ORDERS, SALES,               Page 5
AND PROFITS FOR SECOND QUARTER OF FISCAL 2003


             VARIAN MEDICAL SYSTEMS, INC. AND SUBSIDIARY COMPANIES
                          CONSOLIDATED BALANCE SHEETS

---------------------------------------------------------------------------------------------------
(DOLLARS IN THOUSANDS)                                            MARCH 28, 2003      SEPTEMBER 27,
                                                                   (UNAUDITED)            2002
---------------------------------------------------------------------------------------------------
ASSETS
Current assets
    Cash and cash equivalents                                     $      178,183      $     160,285
    Short-term marketable securities                                      64,407             41,035
    Accounts receivable, net                                             239,469            237,345
    Inventories                                                          126,764            123,815
    Other current assets                                                  91,156             88,879
                                                                  --------------      -------------
        Total current assets                                             699,979            651,359
                                                                  --------------      -------------

Property, plant and equipment                                            231,537            226,324
    Accumulated depreciation and amortization                           (151,871)          (144,184)
                                                                  --------------      -------------
        Net property, plant and equipment                                 79,666             82,140
                                                                  --------------      -------------

Long-term marketable securities                                          112,634             97,529
Goodwill                                                                  59,979             59,996
Other  non-current assets                                                 22,843             19,253
                                                                  --------------      -------------
TOTAL ASSETS                                                      $      975,101      $     910,277
                                                                  ==============      =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
    Notes payable                                                 $            -      $          58
    Accounts payable - trade                                              44,470             45,776
    Accrued expenses                                                     210,220            199,836
    Product warranty                                                      32,835             30,725
    Advance payments from customers                                       90,105             81,688
                                                                  --------------      -------------
        Total current liabilities                                        377,630            358,083
Long-term accrued expenses and other                                      19,704             20,891
Long-term debt                                                            58,500             58,500
                                                                  --------------      -------------
        TOTAL LIABILITIES                                                455,834            437,474
                                                                  --------------      -------------

STOCKHOLDERS' EQUITY

Common stock                                                              68,177             67,790
Capital in excess of par value                                           138,409            115,088
Retained earnings and accumulated other comprehensive loss               312,681            289,925
                                                                  --------------      -------------
        TOTAL STOCKHOLDERS' EQUITY                                       519,267            472,803
                                                                  --------------      -------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $      975,101      $     910,277
                                                                  ==============      =============